Exhibit 10(n)

SIXTH AMENDMENT TO CREDIT AGREEMENT AND WAIVER

This Sixth Amendment to Credit Agreement and Waiver (this “Amendment”) is made and entered into as of September 6, 2013 by and between VIDEO DISPLAY CORPORATION, a Georgia corporation (“Parent”), LEXEL IMAGING SYSTEMS, INC. (“Lexel”), Z-AXIS, INC. (“Z-Axis”), TELTRON TECHNOLOGIES, INC. (“Teltron”) AYDIN DISPLAYS, INC. (“Aydin” and together with Lexel, Z-Axis and Teltron, collectively, the “Subsidiaries”; and the Subsidiaries, together with Parent, collectively, the “Borrowers”) and COMMUNITY & SOUTHERN BANK, as administrative agent (the “Agent”), the successor administrative agent to PNC Bank, National Association (as successor to RBC Bank USA) (“PNC”)), COMMUNITY & SOUTHERN BANK (“CSB”), as sole lender (individually the “Lender” and collectively with any other lender becoming a party to the herein defined “Credit Agreement”, the “Lenders”);

W I T N E S S E T H:

WHEREAS, the Borrowers, FOX INTERNATIONAL, LTD., INC. (“Fox”), the Agent and the “Lenders have made and entered into that certain Credit Agreement, dated as of December 23, 2010, as amended by that certain Amendment to Credit Agreement and Consent, dated as of May 26, 2011 (the “First Amendment”), as amended by that certain Amendment to Credit Agreement and Consent, dated as of July 26, 2011 (the “Second Amendment”), as amended by that certain Third Amendment to Credit Agreement (the “Third Amendment”), dated as of September 1, 2011, as amended by that certain Fourth Amendment to Credit Agreement and Consent (the “Fourth Amendment”), dated as of January 17, 2012, as amended by that certain Fifth Amendment to Credit Agreement, Waiver and Consent (the “Fifth Amendment”), dated as of May 22, 2012 (the “Original Credit Agreement” and, as amended hereby, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement);

WHEREAS, pursuant to the Original Credit Agreement, the Agent and Lenders have extended to the Borrowers, Fox a credit facility consisting of (i) the Aggregate Revolving Loan Commitment in the original principal amount of up to $17,500,000 and subsequently reduced to $15,000,000 pursuant to the First Amendment (and including a $1,000,000 Swingline Loan sub-facility added pursuant to the Second Amendment), (ii) the Term Loan A Commitment in the original principal amount of up to $3,500,000, and (iii) the Term Loan B Commitment in the original principal amount of up to $3,000,000;

WHEREAS, Fox has been released from the Original Credit Agreement and Loan Documents pursuant to the First Amendment;

WHEREAS, certain Defaults or Events of Default have occurred and are continuing;

WHEREAS, pursuant to an Asset Purchase Agreement, dated as of August 15, 2013, among Parent, Aydin and Sparton Aydin, LLC (“Purchaser”) (the “Aydin Purchase Agreement”), Aydin has sold substantially all of its assets to Sparton as of August 30, 2013 (the “Aydin Sale”) and PNC, as the predecessor Agent, used the net proceeds thereof ($13,600,000) to pay certain expenses of PNC and to repay the Revolving Loan Commitment, the Swingline Loan and Term Loan B Commitment to $0, and to reduce the outstanding principal balance of the Term Loan A Commitment to $1,181,793.53 as of August 30, 2013;

WHEREAS, after such application of the proceeds of the Aydin Sale, CSB purchased all of the interests of PNC, the other lender under the Credit Agreement, and CSB was also appointed as the successor “Agent” to PNC under the Credit Agreement, such that CSB is now both the Agent and the sole lender under the Credit Agreement;

WHEREAS, CSB, as both the successor Agent and the sole Lender, and the Borrowers wish to amend the Credit Agreement in order to terminate the Revolving Loan Commitment, the Swingline Commitment, and the Term Loan B Commitment, (b) to confirm and re-allocated the Aydin Payment such that the outstanding principal balance of the Term Loan A is $1,350,000 as of the date hereof, (c) to amend certain provisions of the Original Credit Agreement in connection therewith, and (d) to waive the existing Events of Default identified herein;

NOW THEREFORE, for and in consideration of the foregoing and for ten dollars ($10.00) and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1.

Amendments to Credit Agreement

Section 1.1 Revolving Loan Commitment; Swingline Commitment. The Revolving Loan Commitment and the Swingline Loan Commitment are hereby terminated and no longer available for borrowings.

Section 1.2 Term Loan B Commitment. The Term Loan B Commitment is hereby terminated and no longer available for borrowing.

Section 1.3 Term Loan A Amount. The outstanding principal balance of the Term Loan A after application of the Aydin sale proceeds by the predecessor Agent was $1,181,793.53. CSB, as the successor Agent and the sole Lender, agree to rebate and re-allocate $168,206.47 of the Aydin Sale proceeds for the Borrowers’ account such that the outstanding principal balance of the Term Loan A, after such rebate and re-allocation is $1,350,000; Borrower acknowledge and agree that CSB shall deduct from the rebated and re-allocated portion the outstanding fees and expenses payable by Borrowers to CSB in connection herewith and with its purchase of the Loans from PNC, with the balance after such deductions deposited to Parent’s account at CSB.

Section 1.4 Interest Rate Adjustment. Notwithstanding anything to the contrary in the Credit Agreement or any other Loan Document, interest shall accrue on the Term Loan B at an annual rate equal to the Adjusted LIBOR Rate, plus four (4.00) percentage points; provided, in no event shall the Adjusted LIBOR Rate be less than one (1.00) percentage point.

Section 1.5 Suspension of Regularly Term Loan A Principal Payments. Notwithstanding anything to the contrary in the Credit Agreement or any other Loan Document, the regularly scheduled monthly principal payments due under the Term Loan A pursuant to Section 2.05(a) shall be suspended until November 30, 2013; provided, nothing herein shall be construed as suspending any required prepayments of principal on the Term Loan A, whether due pursuant to the terms of the Original Credit Agreement or this Amendment.

Section 1.6 Term Loan B Maturity Date. The definition of “Term Loan Maturity Date” is hereby amended to read as follows:

“Term Loan Maturity Date” means the earlier of (i) December 1, 2013 or (ii) the sale of any of the stock, or all or any material portion of the assets, of any Borrower; provided, however, that if such date is not a Business Day, the Term Loan Maturity Date shall be the immediately preceding Business Day.

Section 1.7 Working Capital Adjustment; Term Loan A Prepayment. The Parent and Aydin hereby grant to Agent and the Lenders a Lien on all monies due to the Parent and/or Aydin from the Purchaser under the Aydin Purchase Agreement, including (i) payments with respect the working capital adjustment holdback under Section 2.8 of the Aydin Purchase Agreement, any earnout payments due to Aydin and/or Parent under Section 2.13 of the Aydin Purchase Agreement, and any other funds released to Aydin and/or Parent from the “Holdback” under the Aydin Purchase Agreement. The Parent and Aydin shall hold any such payments in trust for the Agent and the Lenders and, as soon as practical after receipt of any such payment(s), shall promptly pay the same over to the Agent for application to the outstanding principal balance of the Term Loan A.

Section 1.8 Suspension of Financial Covenants. Notwithstanding anything to the contrary in the Credit Agreement or in any other Loan Document, Borrowers shall not be required to comply with the financial covenants in Section 6.15 from the date hereof through December 1, 2013.

ARTICLE 2.

Acknowledgment of Defaults

Section 2.1 Acknowledgment of Default. Events of Default (the “Existing Defaults”) have occurred under Section 8.01(b) the Credit Agreement as a result of the Borrowers’ failure to comply with Section 6.15(c) of the Credit Agreement (Senior Funded Debt to EBITDA Ratio) for the fiscal quarter ending November 30, 2012, February 28, 2013, May 31, 2013 and August 31, 2013.

Section 2.2 Acknowledgments. The execution, delivery and performance of this Amendment by the Agent and the Lenders and the acceptance by the Agent and the Lenders of performance of each of the Borrowers and the Guarantor hereunder and under the other Loan

Documents executed and delivered in connection herewith (a) shall not constitute a waiver or release by the Agent and the Lenders of any Default or Event of Default that may now or hereafter exist under the Loan Documents, except for the waiver of the Existing Defaults to the extent provided herein, (b) shall not constitute a novation of the Loan Documents, as it is the intent of the parties to modify the Loan Documents as expressly set out herein, and (c) except as expressly provided in this Amendment, shall be without prejudice to, and is not a waiver or release of, the Agent’s and the Lenders’ rights at any time in the future to exercise any and all rights conferred upon the Agent and the Lenders by the Loan Documents or otherwise at law or in equity, including but not limited to the right to institute foreclosure proceedings against the Collateral and/or institute collection, foreclosure or arbitration proceedings against the Borrowers and/or the Guarantor and/or to exercise any right against any other Person not a party to this Amendment.

ARTICLE 3.

Waivers

Section 3.1 Waiver Covenant. Upon satisfaction of the conditions specified hereinafter in Article 5, the Agent and the Lenders shall waive the Existing Defaults and shall not because of the Existing Defaults,

3.1.1 accelerate the Term Loan A or demand accelerated payment of the same;

3.1.2 require the payment of interest at the Default Rate set forth in the Loan Documents; or

3.1.3 exercise any other remedies under the Credit Agreement or under the other Loan Documents.

The Agent’s and the Lenders’ waiver of the Existing Defaults from such actions, subject to the terms and conditions of this Amendment, is herein referred to as the “Waiver Covenant”. The effectiveness of each term of the Waiver Covenant is expressly conditioned on the strict satisfaction of each and every condition set forth in Article 5 of this Amendment. The Waiver Covenant applies solely to the Existing Defaults and to no other Defaults or Events of Default, whether now existing or hereinafter arising and whether now known to the Agent, the Lenders, or the Borrowers and/or the Guarantor.

Section 3.2 Continued Compliance With the Loan Documents. Notwithstanding this Amendment, each of Borrowers and Guarantor shall continue to perform and comply strictly with each and every provision of the Loan Documents (as modified hereby), except for the Existing Defaults, which are being waived by the Agent and the Lenders pursuant to this Amendment (but only upon strict satisfaction of the conditions set forth in Article 5 hereof).

ARTICLE 4.

Release; Waivers by Borrowers and Guarantor

Section 4.1 Release. In consideration of the accommodations and concessions made by the Bank pursuant to this Amendment, each of the Borrowers and Guarantor does hereby irrevocably remise, release, acquit, satisfy and forever discharge each of the Agent and the Lenders, and their respective successors and assigns, all of their respective affiliates and subsidiaries, past, present and future, and all of their respective shareholders, officers, directors, employees, agents, attorneys, representatives and participants, from any and all manner of debts, accountings, bonds, warranties, representations, covenants, promises, contracts, controversies, agreements, claims, executions, counterclaims, demands and causes of action of any nature or type whatsoever, whether at law or in equity, whether known or unknown, either now accrued or hereafter maturing, which it now has or hereafter can, shall or may have by reason of any matter, claim or action arising through the date hereof out of or relating to the administration, funding or existence of the Obligations and/or the Loan Documents.

Section 4.2 Waivers. Each of the Borrowers and the Guarantor acknowledges and agrees that each of the Agent and the Lenders has all rights and remedies of a “secured party” under the UCC and all rights and remedies provided by applicable law. Each of the Borrowers and the Guarantor waives any additional right to notice of any Default or Event of Default or opportunity to cure any Default or Event of Default. Notwithstanding anything to the contrary in the Credit Agreement, any security agreement, any guaranty agreement or any other Loan Document to which it is a party, each of the Borrowers and the Guarantor hereby irrevocably waives (i) any right to notification required under UCC Section 11-9-611 of the disposition of any “Collateral” (as defined in the Credit Agreement and as defined in any other Loan Document) or any other collateral in which the Borrowers or the Guarantor has granted (or may hereafter grant) the Agent and/or the Lenders a Lien, (ii) any right to redeem, under UCC Section 11-9-623, any “Collateral” (as defined in the Credit Agreement and as defined in any other Loan Document) or any other collateral in which the Borrowers or the Guarantor has granted (or may hereafter grant) the Agent and/or the Lenders a Lien, and (iii) any other right which the Borrowers and the Guarantor may waive under the UCC (whether before or after default). Any notice required to be given by the Agent and/or the Lenders to the Borrowers and/or the Guarantor (which may not otherwise be waived under the UCC), may be given by the Agent and the Lenders in the shortest time period permitted by the UCC, notwithstanding any provision of the Loan Documents requiring a longer notice period; where “reasonable” notice is required under the UCC and cannot be waived, 10 days’ notice shall be deemed “reasonable” notice for purposes of the Credit Agreement and each other Loan Document (except for circumstances described in UCC Section 11-9-611(d)).

Section 4.3 Waiver of Trial by Jury. IN RECOGNITION OF THE HIGHER COSTS AND DELAY WHICH MAY RESULT FROM A JURY TRIAL, THE PARTIES HERETO WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR

TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 4.4 Relief From Stay. (a) In entering into this Amendment, each of the Borrowers, the Guarantor, the Agent and the Lenders hereby stipulate, acknowledge and agree that each of the Agent and the Lenders gave up valuable rights and agreed to forbear from exercising legal remedies available to it in exchange for the promises, representations, acknowledgments and warranties of each of the Borrowers and the Guarantor as contained herein, and that each of the Agent and the Lenders would not have entered into this Amendment but for such promises, representations, acknowledgments, agreements, and warranties, all of which have been accepted by the Agent and the Lenders in good faith, the breach of which by the Borrowers and/or the Guarantor in any way, at any time, now or in the future, would admittedly and confessedly constitute cause for dismissal of any such bankruptcy petition pursuant to 11 U.S.C. § 1112(b).

(b) As additional consideration for the Agent and the Lenders agreeing to waive and/or forbear from immediately enforcing its rights and remedies under this Amendment and in the Loan Documents, including but not limited to the institution of foreclosure proceedings, each of the Borrowers and the Guarantor agrees that in the event a bankruptcy petition under any Chapter of the Bankruptcy Code (11 U.S.C. §101, et seq.) is filed by or against the Borrowers and/or the Guarantor at any time after the execution of this Amendment, each of the Agent and the Lenders shall be entitled to the immediate entry of an order from the appropriate bankruptcy court granting the Agent and the Lenders complete relief from the automatic stay imposed by §362 of the Bankruptcy Code (11 U.S.C. §362) to exercise its foreclosure and other rights, including but not limited to obtaining a foreclosure judgment and foreclosure sale, upon the filing with the appropriate court of a motion for relief from the automatic stay with a copy of this Amendment attached thereto. Each of the Borrowers and the Guarantor specifically agrees (i) that upon filing a motion for relief from the automatic stay, each of the Agent and the Lenders shall be entitled to relief from the stay without the necessity of an evidentiary hearing and without the necessity or requirement of the Agent and the Lenders to establish or prove the value of the Collateral, the lack of adequate protection of its interest in the Collateral, or the lack of equity in the Collateral; (ii) that the lifting of the automatic stay hereunder by the appropriate bankruptcy court shall be deemed to be “for cause” pursuant to §362(d)(1) of the Bankruptcy Code (11 U.S.C. §362(d)(1)); (iii) that it will not directly or indirectly oppose or otherwise defend against the Agent’s and/or the Lenders’ efforts to gain relief from the automatic stay, and (iv) each of the Agent and the Lenders shall be entitled to recover from the Borrowers and the Guarantor all of the Agent’s and the Lenders’ costs and expenses (including the Bank’s attorneys fees) incurred in connection with any bankruptcy or insolvency proceeding of any of them. This provision is not intended to preclude the Borrowers or the Guarantor from filing for protection under any Chapter of the Bankruptcy Code. The remedies prescribed in this paragraph are not exclusive and shall not limit the Agent’s and the Lenders’ rights under the Credit Agreement or under any other Loan Document or under any law.

(c) All of the above terms and conditions have been freely bargained for and are all supported by reasonable and adequate consideration and the provisions herein are material inducements for the Agent and the Lenders entering into this Amendment.

ARTICLE 5.

Conditions to Effectiveness

Section 5.1 Conditions. The amendments to the Original Credit Agreement and the Waiver set forth in this Amendment shall become effective as of date (the “Effective Date”) after all of the conditions set forth in this Article hereof shall have been satisfied to Agent’s and Lenders’ sole discretion.

Section 5.2 Execution of Amendment. The Borrowers shall have executed and delivered this Amendment.

Section 5.3 Ordway Guaranty. Guarantor shall have executed and delivered a full and unconditional Guaranty agreement in favor of the Agent and the Lenders, which confirmation shall be in form and substance satisfactory to the Agent and the Lenders.

Section 5.4 Representations and Warranties. (a) As of the Effective Date, the representations and warranties set forth in the Credit Agreement, and the representations and warranties set forth in each of the Loan Documents, shall be true and correct in all material respects; (b) as of the Effective Date, no Defaults or Events of Default shall have occurred and be continuing; and (c) the Agent and the Lenders shall have received from the Borrower a certificate dated the Effective Date, certifying the matters set forth in subsections (a) and (b) of this Section, which certificate shall be in form and substance satisfactory to the Agent and the Lenders.

Section 5.5 Term Loan A Repayment. The Revolving Loan Commitment, the Swingline Commitment and the Term Loan B Commitment shall have been fully repaid and terminated; and the principal balance of the Term Loan A shall be not more than $1,350,000.

Section 5.6 Lender Fee. The Borrowers shall have paid to the Agent, for the account of CSB, a structuring fee of $20,000, which fee has been fully earned and is non-refundable in its entirety (Borrowers acknowledge and agree CSB may withhold such amounts from the rebated and re-allocated portion of the Term Loan A).

Section 5.7 Expenses. The Borrowers shall have paid all costs and expenses of the Agent and the Lenders in connection with the transactions contemplated hereby, including fees and expenses of CSB’s counsel ($10,325), the $3,500 transfer fee to PNC, accrued and unpaid interest on the Term Loan A principal balance to the date hereof ($2,068.14) and the other out-of-pocket expenses of the Agent and the Lenders (the Borrowers acknowledge and agree CSB may withhold such amounts from the rebated and re-allocated portion of the Term Loan A).

ARTICLE 6.

Miscellaneous

Section 6.1 Entire Agreement; No Novation or Release. This Amendment, together with the Loan Documents, as in effect on the Effective Date, reflects the entire understanding with respect to the subject matter contained herein, and supersedes any prior agreements, whether written or oral. This Amendment is not intended to be, and shall not be deemed or construed to be, a satisfaction, novation or release of the Credit Agreement or any other Loan Document. Except as expressly amended hereby, all representations, warranties, terms, covenants and conditions of the Credit Agreement and the other Loan Documents shall remain unamended and unwaived and shall continue in full force and effect.

Section 6.2 Fees and Expenses. All fees and expenses of the Agent and Lenders incurred in connection with the issuance, preparation and closing of the transactions contemplated hereby shall be payable by the Borrowers promptly upon the submission of the bill therefor. If the Borrowers shall fail to promptly pay such bill, the Agent and Lenders are authorized to pay such bill by debiting the Borrowers’ accounts with the Agent and Lenders to pay the same.

Section 6.3 Choice of Law; Successors and Assigns. This Amendment shall be construed and enforced in accordance with and governed by the internal laws (as opposed to the conflicts of laws provisions) of the State of Georgia. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Amendment may be signed in multiple counterparts.

WITNESS the hand and seal of each of the undersigned as of the date first written above.

Agent:

COMMUNITY & SOUTHERN BANK, as Agent, as successor administrative agent to PNC Bank, National Association (as successor to RBC Bank USA))

By:
Name:
Title:

CSB:

COMMUNITY & SOUTHERN BANK, as sole Lender

By:
Name:
Title:

BORROWERS:

VIDEO DISPLAY CORPORATION

By:
Ronald D. Ordway, Chief Executive Officer

LEXEL IMAGING SYSTEMS, INC.

By:
Ronald D. Ordway, Chief Executive Officer

Z-AXIS, INC.

By:
Ronald D. Ordway, Chief Executive Officer

TELTRON TECHNOLOGIES, INC.

By:
Ronald D. Ordway, Chief Executive Officer

AYDIN DISPLAYS, INC.

By:
Ronald D. Ordway, Chief Executive Officer